Exhibit 99.1

FOR IMMEDIATE RELEASE	Media Contact:
Margot Olcay
Rubenstein Communications
(212) 843-8284

Piedmont Office Realty Trust Obtains $500 Million Credit Line

Available for Acquisitions, General Business

NORCROSS, Ga. (Sept. 7, 2007) – Piedmont Office Realty Trust Inc. today announced it has obtained a $500 million unsecured line of credit with Wachovia and J.P. Morgan. Piedmont sought the new line of credit for possible property acquisitions and general corporate purposes.

“In a time of significant tightening in the credit market, this unsecured line speaks to the financial strength of our company,” said Donald A. Miller, CFA, chief executive officer. “This gives us obvious flexibility as we continue to manage and shape our portfolio of properties for our investors.”

The new line, with Wachovia Capital Markets LLC and J.P. Morgan Securities Inc. as co-lead arrangers and book managers, is expandable to $1 billion with Wachovia’s consent, and matures on Aug. 30, 2011. The move comes as two smaller existing lines of credit approached expiration. The REIT has terminated those two secured lines of credit, which had no outstanding balances.

Piedmont is a nontraded real estate investment trust, currently closed to new investors, which specializes in Class-A office properties. Piedmont has recently received investment-grade ratings of Baa3 by Moody’s and BBB by Standard and Poor’s. The company currently carries a relatively low leverage level, 26.2 percent debt to real estate assets (cost basis), as of June 30, 2007.

Piedmont owns 82 buildings totaling more than 21 million square feet in 23 states and Washington, D.C. Properties include the corporate headquarters of such organizations as U.S. Bancorp, NASA and Nestlé USA. Across the portfolio, Piedmont properties are 94 percent leased. For more information, see www.piedmontreit.com.

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including discussions regarding Piedmont’s use of proceeds and certain other factors that may affect future earnings or financial results. Such statements involve risks and uncertainties, which could cause actual results to vary materially from those expressed in or indicated by the forward-looking statements. Accordingly, readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Factors that may cause actual results to differ materially include changes in general economic conditions, changes in real estate conditions, construction delays, increases in interest rates, lease-up risks, lack of availability of financing, and lack of availability of capital proceeds. Piedmont REIT is closed to new investors. SEC filings: www.piedmontreit.com.

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